Exhibit 10.6

Direct Selling Authorization Agreement

Authorized Party: Shandong Yongchuntang Group Co., Ltd. (hereinafter referred to as Party A)

Operating Party: Shandong Spring Pharmaceutical Co., Ltd. (hereinafter referred to as Party B)

In view of the long-term business cooperation relationship between Party B and Party A: Party B is the national agent for Party A's health care products, combined with Party B's existing marketing team and related e-commerce declaration system. Based on the principles of mutual benefit, the two parties agreed that through the negotiation between Party A and Party B, Party A agrees to use the direct sales license right of use issued by the Ministry of Commerce of the People's Republic of China and authorize Party B to use it nationwide, in order to ensure the normal stability of the direct sales operation  in accordance with the relevant laws and regulations of the state, including the Company Law, the Contract Law, and the Direct Selling Management Regulations. Both parties reached an agreement through friendly consultations to implement compliance as below.

 I) Business Purpose

Both parties A and B give full play to their respective advantages, to develop business cooperation in the direct selling market, and achieve cooperation and sharing, complement each other, and develop together. Party B must operate within the scope of Party A's authorization and must not violate the law or exceed the scope of authorization. Otherwise, Party A has the right to withdraw the license, and Party B shall bear all the economic losses and legal issues caused to Party A.

II) Authorization Matters and Scope

1. Party A authorizes Party B to use the direct selling business license.

2. Products sold by Party B are products produced by Party A. Party B may not use the authorized direct selling licenses to sell other products, including Party B's own products.

3. Party B strictly follows laws such as the "Company Law" and "Contract Law" and operates according to law and bear the relevant legal responsibilities.

4. Unauthorized matters within the scope of the law are negotiated and resolved between Party A and Party B.

III) The Rights and Obligations of Both Parties

1. Both parties should abide by the principles of standardized operation and management decision-making.

2. Party B shall establish and improve the corporate governance structure and market operation system according to the relevant national laws and regulations such as the "Company Law" and "Direct Selling Management Regulations", define responsibilities, and must not contradict the existing laws, regulations and Party A's regulations.

3. Party A provides qualified products for Party B and provides a favorable environment conducive to market operations.

IV) Related Expenses

1. Party B is the exclusive agent of Party A. In 2014, Party B completed Party A's annual sales of 95% (RMB 35million Yuan). After many years of long-term cooperation, both parties have relatively high degree of recognition. Party B's sales of Party A's products increase by 20% annually.

2. If Party B cannot complete sales growth of 20% per annum on the basis of RMB 35million Yuan, then Party B needs to pay RMB 10million Yuan (¥ 10 million per year) as a direct sales license fee to Party A.

3. For the convenience of sales work, Party A agrees to Party B's free use of Party A's logo to promote the business and also the use of Party A's relevant logos in office premises.

V) Authorization Period

1. Both Party A and Party B are committed to establishing a long-term strategic cooperative relationship. This agreement is valid for the period from 2015/07/01 to 2020/06/30. After the agreement expires, Party B has priority if it needs to renew.

2. When both parties agree to terminate this cooperation agreement, they shall continue to perform the project agreements signed during the period of cooperation until the completion of the agreement or the termination by mutual consent.

VI) Force Majeure

If any party that fails to perform all or part of its obligations under the circumstances of force majeure (such as war, natural disasters, national policies, etc.) without any fault of its own shall not be liable for breach of contract, but every effort should be made to mitigate the damage caused to the other party, and within 30 days from the date of the occurrence of force majeure, notify the other party and submit to the other party a proof that results in the incomplete or deferred performance (all or part of it).

VII) Representation and Warranty

(i) Party A's Representation and Warranty

1. Party A is a company established according to law and validly existing and has obtained the qualification of direct selling business approved by the Ministry of Commerce;

2. Party A has the right to conduct the transactions specified in this agreement and has taken all necessary corporate actions to authorize the signing and fulfillment of this agreement;

3. This agreement is binding on its obligations from the date of signing.

 (ii) Party B's Representation and Warranty

1. Able to conduct direct sales operations with Party A's direct sales license and its own platform;

2. The operation team has the ability to conduct the transactions stipulated in this agreement and can effectively perform all the rights and obligations stipulated in this agreement;

3. This agreement is binding on its obligations from the date of signing.

VIII) Liability for Breach of Contract

1. Except for the reasons of force majeure, any party who violates the provisions of this agreement and national laws and regulations shall bear the relevant legal liabilities.

2. Party B shall bear full legal responsibility for violating the laws and regulations of the State in the course of its operation and administration; and if the State Ministry of Commerce withdraws its direct selling license because of the illegal operation of Party B, then Party B shall indemnify Party A RMB 20million Yuan.

VIIII) Additions and Changes

This agreement may be amended or supplemented in writing according to the opinions of Party A and Party B. The resulting supplemental agreement has the same legal effect as the agreement.

X) Confidentiality

When either party knows about the other party's trade secrets that he or she knows during the cooperation, during the cooperation period or after the termination of the cooperation, as long as the information does not become public information, both parties are obliged to keep confidential. Without the other party's written authorization or permission, either party shall not disclose the trade secret to any third party or use it for any other commercial purpose. Otherwise, it shall compensate for the losses caused to the other party, provided that the laws and regulations in force in China are otherwise provided or otherwise agreed in writing by the other party.

XI) Effective Conditions

This Agreement shall become effective on the date on which the principal person in charge of both parties signs and affixes the official seal.

This agreement - six copies, has the same legal effect. Each party holds two copies and the others are used for filing.

 Party A: Shandong Yongchuntang Group Co., Ltd. (seal)

Signatory of the person in charge: /s/ Weirong Wu

Party B: Shandong Spring Pharmaceutical Co., Ltd. (seal)

Signatory of the person in charge: /s/Tinghe Yan

Date of signing: 2015(Y)06(M)25(D)